Exhibit 10.9

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of August 2, 2017, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and TRICIDA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of April 4, 2014 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 13,729 rentable square feet (the “Original Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the Term of the Lease, and (ii) expand the size of the Premises leased by Tenant by adding that portion of the Building consisting of approximately 13,258 rentable square feet on the second floor of the east wing of the Building (the “Expansion Premises”), as shown on Exhibit A attached to this First Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.	Delivery. Landlord shall use reasonable efforts to deliver (“Delivery” or “Deliver”) the Expansion Premises to Tenant on or before August 15, 2017 (“Target Expansion Premises Commencement Date”). If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and the Lease with respect to the Expansion Premises shall not be void or voidable, except as provided in this paragraph. If Landlord does not Deliver the Expansion Premises to Tenant on or before the date that is 45 days after the Target Expansion Premises Commencement Date (as such date may be extended for Force Majeure delays), this First Amendment may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this First Amendment, except with respect to provisions which expressly survive termination of this First Amendment, and the Lease shall continue in full force and effect as though the parties had never executed this First Amendment. If Tenant does not elect to terminate this First Amendment on or before the date that is 5 days after the lapse of such 45 days period, such right to terminate this First Amendment shall be waived and this First Amendment shall remain in full force and effect.

The “Expansion Premises Commencement Date” shall be the date that Landlord Delivers the Expansion Premises to Tenant. The “Expansion Premises Rent Commencement Date” shall be the later to occur of (i) September 1, 2017, or (ii) the Expansion Premises Commencement Date. Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the expiration date of the Lease in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

For the period of 60 consecutive days after the Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Except as otherwise set forth in this First Amendment (including, without limitation, Landlord’s obligations set forth in the immediately preceding paragraph): (i) Tenant shall accept the Expansion Premises in their “as-is” condition as of the Expansion Premises Commencement Date (with the free standing storage cabinetry existing In the break room area of the Expansion Premises, the 6’ sink cabinet and the 34” upper cabinet existing in the portion of the Expansion Premises commonly known as the Jamison Conference Room prior to date of this First Amendment having been removed by the prior tenant); and (ii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Except as otherwise provided in this First Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Commencing (i) with respect to the Original Premises on the Commencement Date, and (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on June 30, 2021.”

4.	Definition of Premises and Rentable Area of Premises. Commencing on the Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the second floor of the Project containing approximately 26,987 rentable square feet, consisting of (i) approximately 13,729 rentable square feet (the “Original Premises”), and (ii) approximately 13,258 rentable square feet (the “Expansion Premises”), all as shown on Exhibit A.”

“Rentable Area of Premises: 26,987 sq. ft.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A to this First Amendment.

5.	Base Rent.

a.    Original Premises. Tenant shall continue paying Base Rent with respect to the Original Premises as provided in the Lease through June 30, 2019. Base Rent payable with respect to the Original Premises shall be increased on July 1, 2019, and on each subsequent July 1st during the Base Term (each, a “Original Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Original Premises by 3% and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date.

b.    Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent with respect to the Expansion Premises in the amount of $3.30 per rentable square foot of the Expansion Premises per month. Base Rent payable with respect to the Expansion Premises shall be increased on July 1, 2018, and on each subsequent July 1st during the Base Term (each, an “Expansion Space Adjustment Date”) by multiplying the Base Rent payable with respect to the Expansion Premises by 3% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date.

c.    Additional Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance (as defined in the First Amendment Work Letter attached to this First Amendment as Exhibit B and incorporated herein by reference), Landlord shall, subject to the terms of the First Amendment Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the First Amendment Work Letter). Commencing on the earlier of (i) the last day of the 18th month after the Expansion Premises Commencement Date or, (ii) the date that Landlord disburses the full amount of the Additional Tenant Improvement Allowance, and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the full amount of the Additional Tenant Improvement Allowance in equal monthly payments with interest at a rate of 8% per annum over the remaining Base Term, which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof. Any of the Additional Tenant Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of the Lease.

6.	Definition of Tenant’s Share of Operating Expenses. Commencing on the Expansion Premises Rent Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 19.74%”

Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Operating Expenses with respect to the Expansion Premises for the period commencing on the Expansion Premises Commencement Date through the day immediately preceding the Expansion Premises Rent Commencement Date (during which time Tenant’s Share of Operating Expenses shall continue to be 10.04%). Tenant shall commence paying Base Rent with respect to the Expansion Premises on the Expansion Premises Rent Commencement Date.

For the avoidance of doubt, Tenant shall not be responsible for Operating Expenses incurred with respect to the Expansion Premises prior to the Expansion Premises Rent Commencement Date and in no event shall Operating Expenses payable with respect to the Expansion Premises include the original construction costs of the Project and renovation prior to the Expansion Premises Commencement Date and costs of correcting defects in such original construction or renovation.

7.

California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the onetime right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

8.	OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

9.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker’) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Savills Studley. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills Studley, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

10.	Miscellaneous.

a.    This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.    This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.    This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.    Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

TENANT:

TRICIDA, INC., a Delaware corporation

By:	/s/ Gerrit Klaerner

Its:	President & CEO

LANDLORD:

ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

By:	/s/ Gary Dean
Gary Dean

Its:	Senor Vice President RE Legal Affairs

EXHIBIT A

Expansion Premises

A-1

EXHIBIT B

First Amendment Work Letter

THIS FIRST AMENDMENT WORK LETTER (this “First Amendment Work Letter”) is incorporated into that certain Lease Agreement dated as of April 4, 2014, as amended by that certain First Amendment to Lease of even date herewith (as amended, (the “Lease”) dated as of August 2, 2017 by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited company (“Landlord”), and TRICIDA, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.    General Requirements.

(a)    Tenant’s Authorized Representative. Tenant designates Elizabeth Roberts and Edward Hejlek (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this First Amendment Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this First Amendment Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)    Landlord’s Authorized Representative. Landlord designates Hong Leahey and Todd Miller (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this First Amendment Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this First Amendment Work Letter unless such Communication is in writing from Landlord’s Representative, Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)    Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.    Tenant Improvements.

(a)    Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature. Except as otherwise expressly provided in the First Amendment, other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b)    Tenant’s Space Plans. Tenant shall deliver to Landlord, for Landlord’s reasonable approval, schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements. Not more than 5 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 5 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)    Working Drawings. Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)    Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.    Performance of the Tenant Improvements.

(a)    Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above,

(b)    Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)    Tenant Liability. Subject to Landlord’s repair obligations pursuant to the third full paragraph of Section 2 of the First Amendment, Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)    Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AlA”) document G704. For purposes of this First Amendment Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.    Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)    Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)    Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.    Costs.

(a)    Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord. The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 1% of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Fund. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements, for disbursement by Landlord as described in Section 5(d).

(b)    TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1.    a “Tenant Improvement Allowance” in the maximum amount of $170,000, which is included in the Base Rent set forth in the Lease; and

2.    an “Additional Tenant Improvement Allowance” in the amount of $280,000 in the aggregate, which entire amount shall be amortized (with interest) as set forth in Section 5(c) of the First Amendment.

The parties agree that all disbursements of the TI Allowance in connection with the Tenant Improvements shall be deemed to be on account of the Tenant Improvement Allowance until exhausted in full, and only then on account of the Additional Tenant Improvement Allowance. The TI Allowance shall be disbursed in accordance with this First Amendment Work Letter.

Except as otherwise provided in this paragraph, Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the Ti Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant may elect, upon written notice to Landlord following the Substantial Completion of all of the Tenant Improvements, to use any remaining Additional Tenant Improvement Allowance for the payment of Alterations performed by Tenant in the Premises pursuant to Section 12 of the Lease. The Tenant Improvement Allowance shall only be available for use by Tenant until the date that is 12 months after the Expansion Premises Commencement Date (“Tenant Improvement Allowance Expiration Date”), and any portion of the Tenant Improvement Allowance which has not been disbursed by Landlord for the Tenant Improvements or Alterations on or before the

Tenant Improvement Allowance Expiration Date shall be forfeited and shall not be available for use by Tenant. The Additional Tenant Improvement Allowance shall only be available for use by Tenant until the date that is 18 months after the Expansion Premises Commencement Date (“Additional Tenant Improvement Allowance Expiration Date”), and any portion of the Additional Tenant Improvement Allowance which has not been disbursed by Landlord for the Tenant Improvements or Alterations on or before the Additional Tenant Improvement Allowance Expiration Date shall be forfeited and shall not be available for use by Tenant.

(c)    Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, except as provided in the immediately following sentence, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements. Tenant may use a portion of the TI Allowance for Tenant’s voice and data cabling and certain furniture reasonably approved by Landlord, which furniture shall remain the property of Landlord at the expiration or earlier termination of the Term.

(d)    Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to fund the TI Allowance, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”). If Tenant fails to deposit, or is late in depositing any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Funds deposited by Tenant shall be the first thereafter disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

(e)    Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises with respect to the Tenant Improvements (and not prior improvements performed in any portion of the Premises).

6.    Miscellaneous.

(a)    Consents. Whenever consent or approval of either party is required under this First Amendment Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)    Modification. No modification, waiver or amendment of this First Amendment Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)    No Default Funding. In no event shall Landlord have any obligation to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

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